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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CIMAREX ENERGY CO.
707 Seventeenth Street, Suite 3300
Denver, Colorado 80202-3404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2004

         To the Stockholders of Cimarex Energy Co.:

        The annual meeting of stockholders of Cimarex Energy Co. will be held on Wednesday, May 19, 2004, at 2:00 p.m., Central Time, at the Adam's Mark Hotel, 100 East Second Street, Tulsa, Oklahoma 74103, for the following purposes:

  1.
  To elect three directors to serve until the 2007 annual meeting.

  2.
  To transact any other business that may be properly brought before the annual meeting.

        Only stockholders of record at the close of business on March 26, 2004 are entitled to notice of and to vote at the annual meeting. All stockholders are invited to attend the annual meeting in person. To ensure your representation at the annual meeting, you are urged to vote in one of the following ways: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll free number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on your proxy card. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

By order of the Board of Directors,

Mary K. Rohrer Assistant Corporate Secretary

Date: April 16, 2004

CIMAREX ENERGY CO.
707 Seventeenth Street, Suite 3300
Denver, Colorado 80202-3404

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2004

INTRODUCTION

        The Board of Directors of Cimarex is soliciting proxies to be used at the 2004 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and form of proxy will be mailed to stockholders on approximately April 16, 2004. Stockholders of record as of the close of business on March 26, 2004 may vote at the meeting.

        Each share of common stock you own as of the March 26, 2004 record date entitles you to one vote. The number of shares you own is shown on your proxy card beneath and to the right of your name. As of March 15, 2004, there were 41,365,563 shares of Cimarex Energy Co. common stock outstanding.

        We provide several options for you to cast your vote. You may attend the meeting and vote in person or you can vote in any one of the following three ways:

  •
  by telephone by following the instructions on either the enclosed proxy card or voting instruction form; or

  •
  on the Internet by following the instructions on the enclosed proxy card; or

  •
  by signing and returning the proxy card in the enclosed postage paid envelope.

        We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting. If you hold shares through a bank, broker or other nominee and would like to attend the annual meeting and vote in person, you will need to bring an account statement as of the close of business on March 26, 2004. Alternatively, you may contact the person in whose name your shares are registered and obtain a proxy and bring it to the annual meeting.

The Proxy

        When you execute and deliver your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates.

        You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may receive material from them asking how you want to vote your shares. Please vote each proxy you receive.

        In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of Cimarex by mail, telephone or in person. All costs of the solicitation of proxies, including reimbursements to brokerage firms and others for their expenses in forwarding proxy materials, will be borne by us.

        You may revoke your proxy before it is voted by submitting a new proxy with a later date (either by telephone, on the Internet, or by returning a new proxy card), by voting in person at the meeting, or by notifying our Assistant Corporate Secretary in writing at the address listed on the front of this booklet.

Quorum and Voting Requirements

  Quorum

        In order to conduct business at the meeting, we must have a majority quorum. This means that greater than 50% of the outstanding shares of common stock as of the close of business on March 26, 2004 must be represented in person or by proxy at the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. If a quorum is not present at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies at such adjourned meeting.

  Voting Requirements

        Election of Directors.    Directors will be elected by a plurality of the votes. A "plurality" means that the three director nominees receiving the most "FOR" votes will be elected as Class II directors. Broker non-votes count for quorum purposes but not for voting purposes.

        Tabulation of Votes.    Continental Stock Transfer & Trust Company, New York, New York, our stock transfer agent, will receive proxies and ballots, tabulate the vote, determine whether a quorum exists and serve as inspector of election at the meeting.

        Cimarex 401(k) Participants.    If you are a participant in the Cimarex Energy Co. 401(k) Plan, you will receive a proxy card for the Cimarex shares you own through the 401(k) Plan. That proxy card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct. If you do not sign and return your voting instruction card to indicate your instructions, the 401(k) Plan trustee will vote your 401(k) Plan shares in the same proportion as the shares were voted by other Plan participants.

ELECTION OF DIRECTORS

        Our Board of Directors consists of nine members and is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected generally for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

        The terms of the three current Class II directors, Cortlandt S. Dietler, Hans Helmerich and L. F. Rooney, III, will expire at the 2004 annual meeting. Messrs. Dietler, Helmerich and Rooney have each been nominated to stand for reelection at the meeting to hold office until our 2007 annual meeting.

        Unless instructed otherwise, the proxies will be voted "FOR" the election of each of the Class II nominees named above to serve for three years or until his successor is elected and qualifies. If, prior to the annual meeting, one or more of the nominees becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Governance Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

        We encourage our directors to attend annual meetings. Board of Directors and committee meetings are scheduled to coincide with the dates of our annual meetings. All of our directors attended last year's annual meeting held on May 28, 2003.

        Information concerning the nominees selected by our Board of Directors, as well as each of our continuing directors, is set forth below:

Nominees for Election for Three-Year Terms Expiring in 2007

Cortlandt S. Dietler, age 82	Director Since 2002

        Chairman of the Board of TransMontaigne, Inc. since April 1995. Chief Executive Officer of TransMontaigne from April 1995 through September 1999. Director of Hallador Petroleum Company and Forest Oil Corporation. Member of audit committee and nominating and corporate governance committee of Forest Oil.

Hans Helmerich, age 45	Director Since 2002

        Director of Helmerich & Payne since 1987. President and Chief Executive Officer of Helmerich & Payne since 1989. Director of Atwood Oceanics, Inc.

L. F. Rooney, III, age 50	Director Since 2002

        Chairman of the Board and Chief Executive Officer of Rooney Brothers Co. since 1984. Chairman of the Board of Manhattan Construction Company since 1994 and Chief Executive Officer from 1982 to 1994. Director of Helmerich & Payne, BOK Financial Corp. and Bank of Oklahoma N.A. Member of compensation committee of Bank of Oklahoma.

  Directors' Recommendation

        The Board of Directors recommends a vote "FOR" the election of Messrs. Dietler, Helmerich and Rooney as Class II directors. A plurality of the votes represented at the annual meeting by shares of our common stock entitled to vote is required to elect the Class II directors.

Directors Continuing in Office—Terms Expiring in 2006

F. H. Merelli, age 68	Director Since 2002

        Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. Chairman and Chief Executive Officer of Key Production Company, Inc. from September 1992 to September 30, 2002 and President from March 2002 until September 30, 2002 and from September 1992 to September 1999. Director and member of audit committee of Apache Corporation.

Paul D. Holleman, age 72	Director Since 2002

        Senior partner of Holme Roberts & Owen LLP, a Denver law firm, until 2000, when he retired. Other positions in his 40 years with Holme Roberts included Chairman of the Natural Resources Department and member of the executive committee.

Michael J. Sullivan, age 64	Director Since 2002

        Member of the Denver law firm, Rothgerber Johnson & Lyons LLP, since 2001, most recently as partner of the Casper office. United States Ambassador to Ireland from 1998 until 2001. Practiced law with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Governor of Wyoming from 1987 through 1995. Director of Kerry Group plc, director and member of audit committee of Allied Irish Bank Group and director and member of compensation, governance and executive committee of First Interstate BancSystem.

Directors Continuing in Office—Terms Expiring in 2005

Glenn A. Cox, age 74	Director Since 2002

        President and Chief Operating Officer of Phillips Petroleum Company from June 1985 until his retirement in 1991. Chief Financial Officer of Phillips Petroleum Company from June 1980 to May 1985. Director and member of audit committee of Helmerich & Payne, and previous director and member of audit committees of The Williams Companies and Union Texas Petroleum.

David A. Hentschel, age 70	Director Since 2002

        Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1997 until 1999, when he retired. Since 1999, consultant to Occidental. President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Director of Nexen Inc.

L. Paul Teague, age 69	Director Since 2002

        With Texaco Exploration & Producing Inc. for 35 years until retirement in 1994. Held the positions of Vice President, Western Region; Division Manager of the New Orleans Division, Eastern Producing Department; Vice President, New Orleans Producing Division of Texaco USA; and Vice President, Producing Department, Texaco USA in Houston.

Independence of Directors

        The Board of Directors has determined that Messrs. Cox, Dietler, Hentschel, Holleman, Rooney, Sullivan and Teague are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines of Cimarex. Messrs. Merelli and Helmerich are not independent because Mr. Merelli is an executive officer of Cimarex, and Mr. Helmerich was an executive officer of Cimarex. There are no family relationships among any directors or executive officers of Cimarex.

Board of Directors' Meetings and Committees

        During 2003, the Board of Directors held four meetings. Each incumbent director attended at least 75% of all meetings of the Board of Directors.

        The Board of Directors has an Audit Committee and a Governance Committee. All members of each Committee are independent within the meaning of the rules of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines of Cimarex. The members of these committees are:

Audit Committee	Governance Committee
Cortlandt S. Dietler, Chairman	L. Paul Teague, Chairman
Glenn A. Cox	David A. Hentschel
Paul D. Holleman	L. F. Rooney, III
Michael J. Sullivan

        Audit Committee.    The primary purposes of our Audit Committee are to assist the Board in monitoring (i) the integrity of our financial statements, appropriateness of our accounting policies and adequacy of our internal controls, (ii) qualifications and independence of our independent auditors, (iii) performance of our internal audit function, and (iv) compliance with legal and regulatory requirements.

        The Audit Committee operates in accordance with a Charter which has been approved by the Board of Directors. A copy of the charter was appended to the proxy statement for our annual meeting held in 2003, and is available on our website at www.cimarex.com.

        During 2003, the Audit Committee held eight meetings, which were attended by each member of the Committee. The Audit Committee and our Board have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Committee, which is described under "Complaint and Reporting Procedures" in this proxy statement. Our Board has determined that each member of the Audit Committee is financially literate, and that each of Messrs. Cox and Dietler has accounting or related financial management expertise, as such qualifications are defined under the rules of the New York Stock Exchange, and is a "financial expert" within the meaning of the rules of the Securities and Exchange Commission. Mr. Cox is a former chief financial officer of Phillips Petroleum Company, and Mr. Dietler, in his positions as Chairman of the Board and Chief Executive Officer of TransMontaigne, has supervised principal financial officers or persons performing similar functions. The report of the Audit Committee is included in this proxy statement.

        Governance Committee.    The Governance Committee operates under the Governance Committee Charter which has been approved by the Board of Directors. A copy of the charter is available on our website at www.cimarex.com. The Governance Committee has two principal functions: (i) nominating and governance and (ii) compensation.

        The primary purposes of the nominating and governance function are to (a) recommend individuals to the Board Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in our Corporate Governance Guidelines, (b) oversee the evaluation of the performance of the Board of Directors and its committees and our chief executive officer, and (c) take a leadership role in shaping the corporate governance of Cimarex. In identifying and recommending nominees for positions on the Board of Directors, the Committee places emphasis on the criteria set forth in our Corporate Governance Guidelines, namely: (a) high personal and professional ethics, (b) integrity and values, (c) commitment to the long-term interest of the stockholders and (d) a mix of characteristics and diverse experiences, perspectives and skills appropriate to our business. The Committee does not set specific, minimum qualifications that nominees must meet, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the business and needs of Cimarex and the composition of the Board of Directors. The Governance Committee will consider nominees recommended by stockholders. The Governance Committee did not receive nominations from a stockholder prior to February 28, 2004, the deadline for stockholder nominations. Stockholders who wish to submit a nominee for consideration by the Governance Committee for election at our 2005 annual meeting of Stockholders may do so during the period February 11, 2005 to February 21, 2005, by submitting in writing such nominees' name, in compliance with the procedures and along with the other information required by our By-laws, to our Assistant Corporate Secretary, Cimarex Energy Co., 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202.

        The primary purposes of the compensation function are to determine and approve the compensation of our chief executive officer, to make recommendations to the Board with respect to other executive officer compensation and incentive compensation plans and to prepare a report on executive compensation. The Governance Committee Report on Executive Compensation is included in this proxy statement.

        During 2003, the Governance Committee held four meetings. Each member of the Committee attended at least 75% of all meetings. There are no Governance Committee interlocks with any other entity.

Non-Management Directors' Meetings

        In addition to the meetings of the committees of the Board of Directors described above, commencing with the Board meeting held on December 8, 2003, our non-management directors meet in executive session following each Board meeting. Only independent directors attend the executive session held the date of the annual meeting. At the December 8, 2003 meeting, the non-management directors chose Mr. Cox to act as the presiding director, to serve until the December 2004 Board meeting, at which time a new presiding director will be chosen.

Compensation of Directors

        For fiscal 2003, non-management director compensation consisted of the following annual retainer and committee and meeting fees:

Annual Retainer	$20,000
Committee Chair	$5,000
Attendance at Board Meeting	$1,500
Attendance at Committee Meeting	$1,000

We reimburse Board members for their actual expenses related to attending Board meetings. Directors who are also employees of Cimarex receive no compensation for serving as a director.

        On March 9, 2004, upon the recommendation of the Governance Committee, the Board voted to provide additional compensation to the non-management directors effective May 19, 2004. The additional compensation is a result of a review of the levels of compensation paid to directors of other companies of similar size and complexity. Non-management directors will be entitled to receive a number of shares of restricted stock determined by dividing $50,000 by the average of the highest and lowest sales prices of Cimarex common stock as reported by the New York Stock Exchange on May 19, 2004. The restricted stock will vest at the rate of one-third per year on May 19, 2005, 2006 and 2007.

EXECUTIVE COMPENSATION

        Information regarding the compensation of the persons who serve as the chief executive officer and the five most highly compensated executive officers of Cimarex is set forth below. With respect to Messrs. Merelli, Jorden, Korus, Albi and Bell, compensation for the period January 1, 2002 through September 30, 2002, and the fiscal year 2001 was paid by Key, and with respect to Mr. Shaw, compensation for the period January 1, 2002 through September 30, 2002, and the fiscal year 2001 was paid by Helmerich & Payne. All compensation from October 1, 2002 to December 31, 2002 and for fiscal year 2003 was paid by Cimarex.

        Summary Compensation Table.    The summary compensation table set forth below contains information regarding compensation paid to each of the named executive officers for services rendered to Cimarex, Key and Helmerich & Payne, as applicable, in all capacities during the last three fiscal years.

	Annual Compensation								Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)			Restricted Stock Awards(2)		Securities Underlying Options	All Other Compensation
F.H. Merelli, Chairman, Chief Executive Officer, President	2003 2002 2001	$ $ $	350,000 321,000 306,328	$ $ $	375,000 300,000 238,537		$22,701 — —	(3)	$	— 3,516,480 —	— 422,400 —	$ $ $	31,430 8,844 8,420	(4)
Steven R. Shaw Executive Vice President—Operations	2003 2002 2001	$ $ $	319,300 319,300 304,750	$ $ $	160,000 310,000 120,000	$ $	— 544 543	(6) (6)	$	— 757,575 —	— 91,000 106,300	$ $ $	23,107 28,811 8,500	(5)
Thomas E. Jorden Executive Vice President—Exploration	2003 2002 2001	$ $ $	192,000 178,000 168,995	$ $ $	192,000 130,000 60,000		— — —		$	— 757,575 —	— 91,000 —	$ $ $	18,614 10,282 12,440	(7)
Paul Korus Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2003 2002 2001	$ $ $	200,000 187,251 178,776	$ $ $	160,000 113,000 100,000		— — —		$	— 757,575 —	— 91,000 —	$ $ $	15,158 9,695 6,800	(8)
Joseph R. Albi Senior Vice President—Corporate Engineering	2003 2002 2001	$ $ $	178,000 166,000 157,728	$ $ $	151,300 110,000 60,000		— — —		$	— 757,575 —	— 91,000 —	$ $ $	29,319 9,972 6,800	(9)
Stephen P. Bell Senior Vice President—Business Development and Land	2003 2002 2001	$ $ $	177,000 165,000 157,436	$ $ $	141,600 99,000 60,000		— — —		$	— 757,575 —	— 91,000 —	$ $ $	38,246 11,096 11,535	(10)

(1)
The aggregate amount of perquisites and other personal benefits was less than either $50,000 or ten percent of the total annual salary and bonus reported for each of the named executive officers.

(2)
The value of the restricted stock awards represents the fair market value of common stock on December 6, 2002, the date of grant ($16.65), times the number of shares awarded to each of the named executive officers. Effective December 1, 2003, each of the named individuals exchanged his shares of restricted stock for stock units which represent the right to receive, on a specified payment date, a like number of shares.

(3)
Represents the payment of estimated tax liability associated with the vesting of stock units.

(4)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $21,430, respectively.

(5)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $13,107, respectively.

(6)
Represents the payment of estimated tax liability with respect to health and retirement benefits.

(7)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $5,758, respectively and a payment of $2,856 for unused vacation.

(8)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $5,158, respectively

(9)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $4,690, respectively and a payment of $14,629 for unused vacation..

(10)
Includes matching contributions by Cimarex to its 401(k) plan and deferred compensation plan of $10,000 and $4,253, respectively and a payment of $23,993 for unused vacation.

Option Grants in 2003

        No options were granted by Cimarex to any of the named executive officers during fiscal year 2003.

Aggregated Option Exercises in 2003 and Fiscal Year 2003 Year-End Option Values

			Number of Securities Underlying Unexercised Options at 2003 Year End		Value of Unexercised In-the-Money Options at 2003 Year End
	Number of Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
F.H. Merelli	—	—	459,480	337,920	$6,583,452	$3,565,056
Steve R. Shaw	—	—	533,755	152,525	$7,556,618	$1,788,122
Thomas E. Jorden	15,000	$235,416	62,200	72,800	$962,560	$768,040
Paul Korus	26,000	$271,580	77,200	72,800	$1,225,248	$768,040
Joseph R. Albi	19,500	$252,224	60,200	72,800	$927,535	$768,040
Stephen P. Bell	30,000	$504,375	50,700	72,800	$761,166	$768,040

Equity Compensation Plan Information (as of December 31, 2003)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,321,299	$14.39	2,961,014
Equity compensation plans not approved by security holders	0	0	0
Total	3,321,299	$14.39	2,961,014

(1)
The number of securities to be issued upon exercise does not include restricted stock awards representing 29,087 shares, as these securities are issued and outstanding, or awards of stock units representing the right to acquire 688,600 shares.

Stock Units

        In December 2003, certain employees elected to exchange an aggregate of 688,600 shares of restricted stock for restricted stock units, in accordance with the provisions of our Stock Incentive Plan. The shares of restricted stock were then cancelled. The restrictions related to these stock units include continuous employment for one to five years from the date of the original grant of the related restricted stock, at which time the units will vest, provided that the units will not be payable until the eighth anniversary of the date of grant. The holders of stock units are entitled to cash payments equal to any cash dividends paid on our stock. We do not currently intend to pay dividends on our common stock.

Employment Agreements and Change in Control Arrangements with Named Executive Officers

        F. H. Merelli.    Mr. Merelli serves under an employment agreement that provides for annual reviews by the Governance Committee. Mr. Merelli's salary may be increased as a result of the review but may not be decreased. Mr. Merelli is also entitled to receive an annual incentive bonus under any plan or program implemented for executives. The agreement has an indefinite term.

        Cimarex may terminate Mr. Merelli's employment at any time for cause or after 30 days' notice if not for cause. Mr. Merelli may terminate his employment at any time for any reason. If Mr. Merelli's employment is terminated without cause or because of death or disability, or he resigns for good reason, he will receive his base salary for two years and the maximum incentive compensation payable pursuant to any Cimarex plan or program. Mr. Merelli also participates in the Income Continuance Plan described below, which provides for continuation of his salary and benefits upon certain terminations of employment following the Key reorganization. Any payment made to Mr. Merelli under his employment agreement will be deducted from the benefits under the Income Continuance Plan.

        While he is with Cimarex and for three years after he leaves Cimarex, Mr. Merelli must keep confidential any information about Cimarex or its business that is not generally available to the public. Cimarex has indemnified Mr. Merelli to the maximum extent permissible under applicable law.

        Steven R. Shaw.    Mr. Shaw serves pursuant to an agreement that provides that if Cimarex terminates Mr. Shaw's employment prior to September 30, 2004, other than for cause, disability, death or the occurrence of a substantial downturn, or if Mr. Shaw terminates his employment for good reason prior to September 30, 2004, any options or restricted stock granted to Mr. Shaw will vest in full, he will receive a lump-sum payment equal to two times his base salary and annual bonus, 24 months of benefit continuation and a prorated annual bonus. In order to receive such benefits, Mr. Shaw must execute a release of claims. Mr. Shaw may terminate his employment for any reason during the period April 1 to April 30, 2004 and be entitled to full vesting of any options or restricted stock that had been granted to him before September 30, 2002. In the event that any benefits payable to Mr. Shaw are subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, Mr. Shaw will be entitled to receive the greater of (i) such benefits reduced by any applicable excise taxes and (ii) a reduction in his benefits so that no excise taxes are applicable. During the period of his employment, Mr. Shaw is prohibited from divulging any confidential information of Helmerich & Payne and Cimarex, and following his termination of employment, he will be permitted to do so only with the prior written consent of Helmerich & Payne and/or Cimarex, as the case may be. Cimarex has agreed to indemnify Mr. Shaw in the same manner as any other key management employees. During the term of the agreement and for the five-year period following his termination of employment, Cimarex will maintain director and officer liability insurance covering Mr. Shaw, provided that the indemnity and insurance must be maintained at a level no less than that in effect immediately prior to September 30, 2002.

        Messrs. Jorden, Korus, Albi and Bell.    Each of Messrs. Jorden, Korus, Albi and Bell serve under employment agreements that have expired. However, each agreement provided that, if the executive continues as an employee after the term of the agreement (as each executive has done) and is terminated without cause following a change in control, the executive will be entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Cimarex assumed this obligation following the Key reorganization. Accordingly, if Cimarex terminates the executive's employment without cause after September 30, 2002, Cimarex is obligated to make a lump-sum payment to the executive equal to two times his base salary at September 30, 2002. Any payments made to these executives pursuant to these agreements will be deducted from the benefits to which the executive is otherwise entitled pursuant to the Income Continuance Plan described below.

Income Continuance Plan

        As a result of the September 30, 2002, acquisition and reorganization of Key Production Company, Inc., Cimarex is a party to an Income Continuance Plan. The Plan may not be amended nor may it be terminated prior to March 31, 2005. The Plan covers former officers and employees of Key who are currently employed by Cimarex and who fall within one of the following categories:

  •
  Officers (including Messrs. Merelli, Jorden, Korus, Albi, Bell);

  •
  Employees who are at least 40 years old;

  •
  Employees who were continuously employed by Key for at least 10 years; and

  •
  Certain other employees with special skills or experience, as determined by the Key board of directors prior to the reorganization.

The Key acquisition constituted a change of control as defined in the Income Continuance Plan. Accordingly, if a participating employee is terminated without cause (as such term is described in the Plan) or resigns due to changed circumstances (including, without limitation, a significant change in title, duties, authority or compensation or a greater than 50-mile change in the employee's regular work place), the employee is entitled to the following benefits:

  •
  Key's former officers and employees who had at least 48 months' continuous service with Key and officers of Key are entitled to receive continuation of their base compensation (as defined in the Plan, including all salary, incentive compensation and bonuses) for 24 months following their termination of employment.

  •
  Employees (other than officers) who have less than 48 months continuous service are entitled to receive continuation of their base compensation (as defined in the plan) for a period equal to 50% of their aggregate months of service.

  •
  All participating employees will receive health and life insurance continuation for so long as they receive salary continuation as well as reimbursement of any expenses, including legal fees incurred in enforcing the employee's right to receive benefits pursuant to the Plan.

        In general, the benefits paid pursuant to the Plan are in addition to, and not in lieu of, any benefits that the participants are otherwise entitled to pursuant to a plan, program or contract. However, if an employee is entitled to receive a payment based on annual salary pursuant to the terms of an employment agreement, the benefits paid pursuant to the Plan shall be offset by the benefits paid pursuant to the employment agreement.

Certain Relationships and Related Party Transactions

        Helmerich & Payne provides Cimarex with contract drilling services. Drilling costs of approximately $4.6 million were incurred by Cimarex related to such services for the year ended December 31, 2003. In addition, a non-cash purchase price adjustment of $100,000 was made for the benefit of Helmerich & Payne in connection with the September 30, 2002 spin off of Cimarex. Hans Helmerich, a director of Cimarex, is President and Chief Executive Officer of Helmerich & Payne.

Stock Price Performance

        The following graph shows the total stockholder return through December 31, 2003 of an investment of $100 in cash on September 30, 2002 (the date of the spin off transaction with Helmerich & Payne) (i) in Cimarex Energy Co.'s common stock (XEC), (ii) the S & P 500 Index and (iii) the Dow Jones U.S. Oil Companies, Secondary index. Historic stock price performance is not indicative of future stock price performance.

	Cumulative Total Return
	9/02	10/02	11/02	12/02	1/03	2/03	3/03	4/03	5/03	6/03	7/03	8/03	9/03	10/03	11/03	12/03
CIMAREX ENERGY CO.	100.00	92.17	87.65	103.77	108.29	115.25	112.75	114.20	126.09	137.68	116.58	126.09	113.62	118.55	134.03	154.72
S & P 500	100.00	108.80	115.21	108.44	105.60	104.01	105.02	113.67	119.66	121.19	123.33	125.73	124.40	131.43	132.59	139.54
DOW JONES US OIL COMPANIES, SECONDARY	100.00	100.47	101.16	104.58	102.93	106.79	107.16	104.55	116.93	115.65	109.05	116.63	115.54	118.47	121.78	137.06

Governance Committee Report on Executive Compensation

        The Governance Committee performs nominating, corporate governance and compensation functions. The Committee administers Cimarex's executive compensation program and establishes the salaries of our executive officers. The Committee consists of only non-management directors who are appointed by the Board of Directors.

        The Committee's objective is to provide Cimarex executive officers with a comprehensive compensation package that is designed to encourage recipients to identify and take actions that will achieve short-and long-term objectives. The compensation policies and programs utilized by the Governance Committee have been reviewed by independent compensation consultants and endorsed by the Board of Directors and generally consist of the following:

  •
  Provide executive officer total compensation in relation to the performance of Cimarex;

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  Provide a compensation program competitive with that received by executives of comparable companies in the oil and gas industry in order to attract, motivate and retain qualified personnel;

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  Provide a management tool for focusing and directing the energies of key executives toward achieving individual and corporate objectives; and

  •
  Provide long-term incentive compensation in the form of stock options, restricted stock and stock unit awards to link individual success to that of Cimarex.

        Cimarex's executive compensation consists of three key components: base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of equity based compensation, each of which is intended to complement the others and, collectively, satisfy Cimarex's compensation objectives. The Governance Committee's policies with respect to each of the three components are discussed below.

        Base Salary.    Each fiscal year the Governance Committee, along with the Chief Executive Officer, reviews and approves the annual salaries for our executive officers. Many factors are included in determining base salaries, such as the responsibilities borne by the executive officer, a comparison of the compensation of the executive with the compensation of other executives in comparable industries with similar responsibilities, the scope of the position and corporate and individual performance.

        Cash Bonuses.    The Governance Committee provides annual incentives to Cimarex executive officers in the form of cash bonuses. Criteria that determine bonuses include company performance compared to external benchmarks, operational and financial performance and internally set objectives.

        Equity-Based Compensation.    The primary objective of the equity-based program is to link the interests of executive officers and other selected employees with the stockholders. The Cimarex Energy Co. 2002 Stock Incentive Plan authorizes the Committee to grant incentive and non-qualified stock options, restricted stock and stock units to officers and other employees meeting certain criteria. Subject to general limits prescribed by the Stock Incentive Plan, the Governance Committee has the authority to determine the individuals to whom equity compensation is awarded, the terms of the awards and the number of shares of common stock subject to the awards. The size of any particular award is based upon the employee's position with Cimarex and individual performance.

        Chief Executive Officer's Compensation.    As discussed under "Employment Agreements," Cimarex is a party to an employment agreement with Mr. Merelli. The salary determined by the Governance Committee for Mr. Merelli was based upon the compensation paid to chief executive officers of comparable companies and the Governance Committee's recognition of Mr. Merelli's continued leadership of Cimarex.

THE COMPENSATION COMMITTEE L. Paul Teague, Chairman David A. Hentschel L.F. Rooney, III

INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE

Independent Auditors

        The Audit Committee of the Board of Directors has appointed KPMG LLP to audit our financial statements for 2004. KPMG has been our independent auditors since October 1, 2002. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

        The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2003	2002
Audit Fees	$165,476	$232,050	(1)
Audit-Related Fees	$0	$0
Tax Fees	$134,656	$9,561

(1)
Audit fees include $81,770 paid to KPMG for the audit as of and for the three months ended December 31, 2001.

        The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the Securities and Exchange Commission may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The audit services, audit-related services and tax services performed by our independent auditor during fiscal 2003 were pre-approved by the Audit Committee.

        The Board of Directors and the Audit Committee approved the dismissal of Ernst & Young LLP as Cimarex's independent auditors effective October 1, 2002. Ernst & Young served as our independent auditor for the fiscal year ended September 30, 2001. Ernst & Young's reports for the year ended September 30, 2001 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended September 30, 2001 and the subsequent interim period through October 1, 2002, there were no disagreements with Ernst & Young within the meaning of Instruction 4 of Item 304 of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Ernst & Young's satisfaction would have caused Ernst & Young to make reference to the subject matter of the disagreements in connection with its report. During the term of Ernst & Young's engagement, there were no "reportable events" (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

        The Board of Directors appointed KPMG to serve as our independent auditor as of and for the three-month transition period (as such term is defined in Regulation 13A) ended December 31, 2001 and as of and for the years ended December 31, 2002 and 2003. KPMG's engagement commenced effective October 1, 2002. During the two fiscal years ended September 30, 2001, and the subsequent interim periods, prior to engagement, Cimarex did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

        As part of the registration process for Cimarex, there was discussion among management of Cimarex and Key and their auditors, Ernst & Young and KPMG, respectively. The discussion related to the initial selection of alternative accounting methods associated with accounting for oil and gas properties. Ernst & Young, as Cimarex's independent auditors, and KPMG, as Key's independent auditors, were each consulted as to the matter and each agreed with the conclusion that the full cost method of accounting is an acceptable alternative for accounting for oil and gas properties.

Report of Audit Committee

        The Audit Committee oversees Cimarex's financial reporting process on behalf of the Board of Directors, including Cimarex's internal controls, the quality of its financial reporting and the independence and performance of Cimarex's independent auditors. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached to the Proxy Statement for the 2003 annual meeting of stockholders and is available on our website at www.cimarex.com.

        Management has the primary responsibility for the financial statements and the overall reporting process of Cimarex, including Cimarex's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of Cimarex and its subsidiaries in conformity with generally accepted accounting principles, and discuss with management any issues they believe should be raised.

        The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2003 and met with both management and KPMG, Cimarex's independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

        We have received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

THE AUDIT COMMITTEE Cortlandt S. Dietler, Chairman Glenn A. Cox Paul D. Holleman Michael J. Sullivan

BENEFICIAL OWNERSHIP

        Cimarex has one class of voting securities outstanding. On March 15, 2004, there were 41,365,563 shares of common stock outstanding, with each share entitled to one vote.

Directors and Executive Officers

        Common Stock.    The following table shows, as of March 15, 2004, the number of shares of common stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all directors and executive officers as a group.

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
F.H. Merelli	233,462		459,480	692,942		1.7%
Glenn A. Cox	3,186		3,333	6,519		*
Cortlandt S. Dietler	103,500		45,833	149,333		*
Hans Helmerich	97,976	(3)	3,333	101,309	(3)	*
David A. Hentschel	2,000		3,333	5,333		*
Paul D. Holleman	2,000		28,333	30,333		*
L.F. Rooney, III	17,537		3,333	20,870		*
Michael J. Sullivan	2,500		3,333	5,833		*
L. Paul Teague	44,170		10,000	54,170		*
Thomas E. Jorden	6,453		44,900	51,353		*
Steven Shaw	16,610		358,755	375,365		*
Paul Korus	8,567		67,200	75,767		*
Joseph R. Albi	5,669		54,200	59,869		*
Stephen P. Bell	—		50,700	50,700		*
All directors and executive officers as a group (16 persons)	544,527		1,154,266	1,698,793		4.0%

(1)
Includes equivalent shares of common stock held by the trustee for the benefit of employee participants in the Cimarex Energy Co. 401(k) Plan. Participants in this plan instruct the trustee as to how the participant's equivalent shares should be voted.

(2)
Shares of common stock that could be purchased by the exercise of stock options within the 60-day period following March 15, 2004 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 11,450 shares held by Mr. Helmerich's spouse and 7,865 shares held for various trusts for immediate family members of which Mr. Helmerich is trustee. Mr. Helmerich disclaims beneficial ownership of these shares.

*
Less than one percent of the outstanding shares of Cimarex stock.

        Stock Units.    Until December 1, 2003, each of our executive officers owned shares of restricted stock, and these shares were reported under beneficial ownership in the proxy statement for our 2003 annual meeting. On December 1, each of these individuals exchanged their restricted stock for restricted stock units that are not payable in shares of common stock until the eighth anniversary of the date of grant. The following table shows as of March 15, 2004, the number of stock units owned by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation," and all executive officers as a group. The stock units do not have voting rights, but the holders of the units are entitled to receive cash payments equal to any cash dividends and other distributions paid in cash on our common stock.

Name of Unit Holder	Number of Units Owned
F. H. Merelli	211,200
Thomas E. Jorden	45,500
Steven R. Shaw	45,500
Paul Korus	45,500
Joseph R. Albi	45,500
Stephen P. Bell	45,500
All executive officers as a group (8 persons)	496,200

Beneficial Owners of More than Five Percent

        The following table lists those stockholders who beneficially own more than five percent of the outstanding shares of our common stock. This information is based on filings by the reporting persons with the Securities and Exchange Commission.

	Voting Authority		Dispositive Authority
Name and Address					Total Amount of Beneficial Ownership	Percent of Class
	Sole	Shared	Sole	Shared
Neuberger Berman Inc. 605 Third Ave. NY, NY 10158-3698	440,493	1,526,547	0	2,688,974	2,688,974	6.5%
State Farm Mutual Automobile Insurance One State Farm Plaza Bloomington, IL 61710	2,194,205	9,547	2,194,205	9,547	2,203,752	5.3%

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. The reports by such persons are published on our website at http://www.cimarex.com. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2003, except for the late filing of the initial reports on Form 3 of Messrs. Dinkins and Shonsey.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by Cimarex under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled "Governance Committee Report on Executive Compensation," and "Report of the Audit Committee" and "Stock Price Performance" will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

        There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Stockholder Proposals for 2005 Annual Meeting

        Any stockholder wishing to submit a proposal for the vote of the stockholders at Cimarex's 2005 annual meeting must submit such proposal or proposals in writing to Cimarex no later than December 21, 2004. Proposals should be sent to the attention of the Assistant Corporate Secretary at 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202. We are not required to include in our proxy statement a form of proxy or stockholder proposal that is received after that date or otherwise fails to meet the requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.

        As required by our By-laws, a stockholder must give timely notice of a nomination for election as a director. A notice is timely if received no earlier than February 11, 2005 and no later than February 21, 2005. The advance notice must be delivered to the attention of the Assistant Corporate Secretary at 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202 and must comply with the requirements of Cimarex's By-Laws.

Complaint and Reporting Procedures

        We have established complaint and reporting procedures, which are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with the presiding non-management director or with our non-management directors as a group, also may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

VOTE BY TELEPHONE OR INTERNET
QUICK    •    EASY    •    IMMEDIATE

CIMAREX ENERGY CO.

  •
  You can now vote your shares electronically through the Internet or the telephone.

  •
  This eliminates the need to return the proxy card.

  •
  Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE

1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED ELECTRONICALLY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL	Please mark your votes like this	☒

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR Proposal 1.

PROPOSAL 1— ELECTION OF DIRECTORS	FOR ☐	WITHHELD FOR ALL ☐	Nominees: Cortlandt S. Dietler, Hans Helmerich, L.F. Rooney, III
WITHHELD FOR (Write that nominee's name in the space provided below.)

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:
Signature(s)	Signature(s)	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT TO US.

PLEASE CAST YOUR VOTE TODAY.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 19, 2004, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held on May 19, 2004
INTRODUCTION
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
INDEPENDENT AUDITORS AND REPORT OF AUDIT COMMITTEE
BENEFICIAL OWNERSHIP
OTHER MATTERS